UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Doral Financial Corporation

(Exact name of registrant as specified in its charter)

Puerto Rico	66-0312162
(State or incorporation or organization)	(I.R.S. Employer Identification No.)
1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico	00920-2717
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of exchange on which each class is to be registered
Common Stock, par value $0.01 per share	New York Stock Exchange, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:

None

Securities to be registered pursuant to Section 12(g) of the Act:

None

Explanatory Note

This Form 8-A/A Amendment No. 1 (this “Amendment”) amends the information set forth in Item 1 of the Registration Statement on Form 8-A (the “Form 8-A”) filed with the Securities and Exchange Commission (the “SEC”) on December 27, 2002 by Doral Financial Corporation, a Puerto Rico corporation (the “Company”).

No new securities are being registered pursuant to this Amendment, which is being filed solely to update the description of the Company’s common stock, par value $0.01 per share (the “Common Stock”), included in the Form 8-A to reflect a reverse stock split of the Common Stock at a ratio of 20-to-1 and the corresponding reduction in the Company’s authorized Common Stock.

Item 1.	Description of Registrant’s Securities to be Registered.

A reverse stock split (the “Reverse Stock Split”) of the Common Stock became effective at 4:00 p.m. Eastern Time on June 28, 2013 (the “Effective Date”). Pursuant to the Reverse Stock Split, every 20 shares of Common Stock issued and outstanding upon the Effective Date was combined into one share of Common Stock, without any change in the par value per share, and the authorized shares of Common Stock was reduced from 300,000,000 to 15,000,000. After the Reverse Stock Split, the Company’s Common Stock and preferred stock, par value $1 per share (the “Preferred Stock”), will have the same proportional voting rights and rights to dividends and distributions and will be identical in all other respects to the Common Stock and Preferred Stock prior to the effectiveness of the Reverse Stock Split (with the conversion rate of the outstanding 4.75% Perpetual Cumulative Convertible Preferred Stock being proportionately reduced as described below), except for minor changes and adjustments resulting from the treatment of fractional shares.

In accordance with the Company’s Certificate of Incorporation, as amended on June 28, 2013 (the “Charter”), each share of the Company’s 4.75% Perpetual Cumulative Convertible Preferred Stock (the “4.75% Preferred Stock”) is convertible into 0.31428 shares of Common Stock (the “Conversion Rate”). Pursuant to the adjustment mechanism set forth in Section 9(c) of the Charter, effective at the opening of business on the day following the Effective Date, the Conversion Rate of the 4.75% Preferred Stock will be proportionately reduced to 0.015714.

The foregoing summary of the Reverse Stock Split is not complete and is qualified in its entirety by reference to the full text of the Certificate of Amendment to the Certificate of Incorporation of the Company, which was filed with the Securities and Exchange Commission on June 28, 2013 as Exhibit 3.1 to the Company’s Current Report on Form 8-K and is incorporated herein by reference.

Item 2.	Exhibits.

3.1	Certificate of Incorporation of the Company, as currently in effect (incorporated herein by reference to Exhibit 3.1(j) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on March 20, 2008).

3.2	Bylaws of the Company, as amended on August 2, 2007 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on August 6, 2007).

3.3	Certificate of Amendment to the Certificate of Incorporation of the Company dated March 12, 2010 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 16, 2010).

3.4	Certificate of Amendment to the Certificate of Incorporation of the Company dated June 27, 2013 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 28, 2013).

3.5	Certificate of Designations of Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock dated April 20, 2010 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 26, 2010).

4.1	Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 28, 2013).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DORAL FINANCIAL CORPORATION

By:	/s/ Enrique R. Ubarri
Name: Enrique R. Ubarri
Title: Executive Vice President and General Counsel

Date: June 28, 2013

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Incorporation of the Company, as currently in effect (incorporated herein by reference to Exhibit 3.1(j) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on March 20, 2008).

3.2	Bylaws of the Company, as amended on August 2, 2007 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on August 6, 2007).

3.3	Certificate of Amendment to the Certificate of Incorporation of the Company dated March 12, 2010 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 16, 2010).

3.4	Certificate of Amendment to the Certificate of Incorporation of the Company dated June 28, 2013 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 28, 2013).

3.5	Certificate of Designations of Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock dated April 20, 2010 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 26, 2010).

4.1	Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 28, 2013).